                                         BLACKROCK MUNICIPAL INTERMEDIATE TERM FUND

           FILE #811-04802

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
07/26/2006	Missouri Highways & Trans Comm	296,670,000	5,000,000

RBC Capital Markets, AG Edwards & Sons, Citigroup Global Markets, Banc of America Securities LLC, Edward D. Jones & Co., Loop Capital, Merrill Lynch & Co., Siebert Brandford Shank & Co., Stifel, Nicolaus & Company, Commerce Bank N.A., Oppenheimer & Co.